SCHEDULE 14A
                        (Rule 14a-101)
            INFORMATION REQUIRED IN PROXY STATEMENT
                  SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the
                  Securities Exchange Act of 1934


Filed by the registrant [_]

Filed by a party other than the registrant [X]

Check the appropriate box:

[_]  Preliminary proxy statement

[_]  Confidential, for use of the Commission Only (as permitted by Rule
     14a-6(e)(2)

[_]  Definitive Proxy statement

[_]  Definitive additional materials

[X]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12



                          DESIGNS, INC.
           (Name of Registrant as Specified in its Charter)


                     JEWELCOR MANAGEMENT, INC.
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


     Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed:



                      Jewelcor Management, Inc.
                      100 North Wilkes-Barre Blvd.
                      Wilkes-Barre, PA 18702
                           800.880.6972


                                                           September 21, 1999

Dear Fellow Shareholder:


 We need your support for what we believe to be the most critical shareholder decision in the history of Designs, Inc.

 Since Joel Reichman cannot defend the $78.3 million loss the Company has suffered over the past 2 1/2 years, the precipitous 83% drop in the price of its stock, and its current dire financial circumstances, he and the Board of Directors have resorted to one central theme consisting solely of scare tactics.


     DO NOT BE MISLED BY THE COMPANY'S STATEMENTS REGARDING LEVI STRAUSS. LEVI STRAUSS HAS NEVER STATED THAT IT WILL TERMINATE ITS RELATIONSHIP WITH DESIGNS IF JMI'S NOMINEES ARE ELECTED.


 It is obvious what precipitated the letter from Levi Strauss & Co. In our view, Joel Reichman considers the relationship with Levi Strauss to be personal, and that no one other than himself would be acceptable to perpetuate the business relationship. In essence, Joel Reichman is telling shareholders that we are "stuck with him" and our "do nothing" Board of Directors. This is not the case!

 The relationship with Levi Strauss is an asset of paramount importance that belongs to Designs and its shareholders, and not Joel Reichman. Designs is clearly misleading shareholders by indicating that Levi Strauss will terminate the relationship if JMI's slate of directors is elected. Although Levi Strauss has taken the position that it has the right to approve the JMI Nominees in the event they are elected, it has never stated that it will terminate the license agreement in that event. As noted by Levi Strauss and the Company, this business relationship is important to both companies.

 Furthermore, would Stanley Berger, the Chairman of the Board, Founder and largest individual shareholder of the Company have voted his 965,321 shares in our favor if he was concerned about an ongoing relationship with Levi Strauss? Mr. Berger initiated that relationship over 22 years ago, and is most certainly well thought of by Levi Strauss.

     A NEW MANAGEMENT TEAM IS THE COMPANY'S ONLY CHANCE FOR SURVIVAL.


 Out of a sense of concern for our investment as well as the investments of all other shareholders, JMI has funded a very expensive proxy fight in an effort to rid the Company once and for all of Joel Reichman and present management. JMI's independent nominees are distinguished, experienced executives and business people who are committed to hiring the most qualified talent to manage our Company. Several very impressive CEO candidates have already been interviewed.

 In our view, a new management team is the Company's only chance for survival. Neither Levi Strauss nor the Company have said a single detrimental word about the qualifications of our esteemed nominees.


     WHY HAS CURRENT MANAGEMENT NEVER SPOKEN ABOUT
     ENHANCING SHAREHOLDER VALUE IN THIS SOLICITATION?


 The JMI Nominees have formulated a detailed plan to enhance shareholder value. The Company has only responded with a feeble attempt to reduce its bloated overhead. When you consider the number of stores that have been closed, it is of little, if any, consequence. What is of consequence is that since Joel Reichman became the CEO of the Company, annual store sales have decreased 33%, sales per square foot are down 26% and gross margins are down 33%. The Company has gone from a $38 million cash position and no bank debt to an all time high of $24 million in bank debt as of July 31, 1999. In our opinion, they have squandered approximately $60 million.


     $3.4 MILLION ALLOCATED TO BENEFIT MANAGEMENT


 To make matters worse, the Company borrowed $2.3 million to fund a trust for the benefit of three senior executives and obligated itself to an additional $1.1 million in stay bonuses. The Company stated that it had to do so in order to encourage them not to resign. In our opinion, this was an excellent opportunity to terminate their employment agreements without payment of their "golden parachutes".

 In a clearly contemptuous and arrogant reply, the Company stated that it does not need a history lesson. A 19th Century philosopher said, "Those who cannot remember the past are condemned to repeat i". This does not bode well for the shareholders unless new nominees are elected and present management is replaced.

                  YOUR VOTE IS IMPORTANT


 The Company is trying to convince you that better days are ahead. Don't be fooled by their baseless optimism and scare tactics! They are just trying to maintain their positions and excessive management compensation. Let them know it's our Company, not theirs.

 Vote FOR the qualified JMI Nominees and FOR JMI's stockholder proposal recommending the termination of the Poison Pill. Support the maximization of your investment by signing, dating and mailing your WHITE proxy today. We urge you not to sign the proxy card which is sent to you by Designs, Inc. even as a protest vote against the current Board of Directors.


     REMEMBER, EACH PROPERLY EXECUTED PROXY YOU SUBMIT
               REVOKES ALL PRIOR PROXIES.


 If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct him or her to vote on the WHITE proxy card FOR JMI's Nominees and FOR the JMI stockholder proposal which recommends that the Board of Directors terminate the Poison Pill. Please return your WHITE proxy card by mail immediately.

 You, the true owners of the Company, will make this important decision. Please act in your own best interest. The current Board has had its chance - now it's your turn!

 If you need assistance in voting your shares, please contact D.F. KING & Co., Inc. at 800-290-6424. We appreciate your early support. If you have any questions or comments, please call me or Jeffrey Unger at 800-880-6972.


                                             Sincerely,



                                             Seymour Holtzman
                                             Jewelcor Management, Inc.

We are most fortunate to have an impressive slate of directors. Please vote for them. (See page 4 - Their backgrounds are great!)

          JMI IS OFFERING A SLATE OF NOMINEES WITH IMPECCABLE
      CREDENTIALS. THEY ARE EXPERIENCED, INDEPENDENT, SUCCESSFUL
      BUSINESS PEOPLE WHO WILL MAKE IMMEDIATE CHANGES TO RETURN
      THE COMPANY TO ITS FORMER PROFITABILITY.


 These independent, distinguished nominees with vast retailing expertise and other impressive credentials were highly recommended by a big five accounting firm and investment banking firms. None of the nominees have been previously associated with JMI, and Mr. Holtzman is not seeking a board seat.



 John J. Schultz - Served as Executive Vice President and General Merchandise Manager at Bloomingdale's Department Stores and Sanger Harris Department Stores and President of B.Altman & Co.

 Jeremiah P. Murphy- President of the Harvard "Coop", a 117 year old member based retail business serving the needs of ivy league students. He was previously a Regional Vice President/General Manager for Neiman Marcus.

 Joseph Pennacchio - Formerly the President of Jordan Marsh Department Stores; Senior Vice President for Merchandising at Abraham & Strauss Department Stores and Group Vice President of Merchandising - Textiles at R.H. Macy.

 Robert Patron - Real estate developer who has owned over 65 commercial and residential properties. He is presently an investor and lawyer.

 Jesse Choper - Earl Warren Professor of Public Law, and formerly the Dean of the University of California at Berkeley School of Law.


** If elected, the JMI Nominees also expect to invite Stanley Berger, the Founder, current Chairman of the Board, and largest individual shareholder of the Company to rejoin the Board of Directors.